Exhibit 99.1

Security With Advanced Technology Receives and to Appeal Delisting Notification from NASDAQ

San Diego, CA — September 26, 2008 — Security With Advanced Technology, Inc. (Nasdaq: SWAT) announced today that it received a notice on September 23, 2008 from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”) and that the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal a Staff Determination to delist the Company’s common shares from the Nasdaq Capital Market. The request for an appeal will result in the Company’s shares continuing to trade on the Nasdaq Capital Market until such time as the appeal is heard and a determination is made by the Panel.

As previously reported, the Company was initially notified on March 25, 2008, that the bid price of its common stock had closed below the minimum bid price for 30 consecutive business days. In accordance with the Nasdaq Marketplace Rules, the Company was granted 180 calendar days, or until September 22, 2008, to regain compliance with the Minimum Bid Price Rule.

The Company received a letter from Nasdaq on September 23, 2008 indicating that the Company had failed to regain compliance with Nasdaq’s minimum bid price requirement of $1.00 per share for continued listing of the Company’s common shares on the Nasdaq Capital Market as set forth in Marketplace Rule 4310(c)(4) (the “Staff Determination”), and therefore the Company’s shares are subject to de-listing should its appeal to the Panel be rejected. In accordance with the Marketplace Rules, the Company had initially been provided with a grace period of 180 calendar days, or until September 22, 2008, to regain compliance with the minimum bid requirement. The Company was unable to comply with the minimum bid requirement as of such date and also was unable to satisfy the other initial listing criteria for the Nasdaq Capital Market that would have provided it with an additional 180 calendar day grace period to meet the minimum bid price requirement.

The Company intends to request an appeal hearing by September 30, 2008 with the Nasdaq Listing Qualifications Panel to review the delisting determination following the procedures set forth in the Nasdaq Marketplace Rule 4800 series. The hearing date will be determined by Nasdaq and should occur within 45 calendar days from the request for the hearing. A request for a hearing is expected to ‘stay’ the delisting of the Company’s common stock pending the Panel’s decision. The Company must provide Nasdaq with a plan to regain compliance. As previously announced, the Company’s shareholders approved a one-for-two reverse split of the Company’s common stock at the Company’s Annual Meeting of Shareholders held on September 17, 2008. The Company expects that reverse stock split to be implemented upon the commencement of trading on September 29, 2008. If this stock split does not enable the Company to meet the Minimum Bid Price Rule, a subsequent reverse stock split may be required. If the Company decides not to appeal the Nasdaq Staff’s delisting determination, or if the Panel denies the appeal, the Company’s common stock will be delisted.

At the hearing, the Company will request continued listing on the Nasdaq Capital Market, based upon its plan for demonstrating compliance with the applicable listing requirements. Pursuant to the Nasdaq Marketplace Rules, the Panel has the authority to grant the Company up to an additional 180 days from September 23, 2008 (i.e., March 22, 2009) to implement its plan of compliance. The Company is currently considering all actions that may allow it to regain compliance with the applicable Nasdaq listing standards and maintain its Nasdaq listing. There can be no assurance, however, that the Panel will grant the Company’s request for continued listing on the Nasdaq Capital Market.

In the event that the Panel denies the Company’s request for continued listing on the Nasdaq Capital Market, the Company’s common shares could be eligible for quotation and trading on the Over-the-Counter Bulletin Board.

About Security With Advanced Technology, Inc. —
Security With Advanced Technology, Inc., soon to be renamed PepperBall Technologies, Inc., is focused on developing and selling non-lethal personal protection devices as well as surveillance and intrusion detection systems. SWAT’s products and services are designed for consumers, government agencies, military and law enforcement, in addition to commercial facilities. For additional information, visit either www.pepperball.com or www.swat-systems.com.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the company’s timely request of an appeal hearing, the outcome of the Company’s appeal, the eligibility of the company’s common stock to trade on the OTC Bulletin Board or the “Pink Sheets”, the company’s history of losses, the company’s need to raise additional working capital, the efficacy of the company’s products and services, the company’s ability to secure its ownership of, right to use and protect its intellectual property and proprietary technology and the company’s ability to integrate the combined operations into a viable enterprise and to complete development of, launch and achieve acceptable levels of sales and margins for its products and services. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC, including the Risk Factors beginning on page 11 of the company’s Registration Statement on Form S-4 (File No. 333-152645).

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Company contact:
        Jeff McGonegal, CFO - 303/ 475-3786